EXHIBIT 99.5

                      LEVITZ TO REORGANIZE UNDER CHAPTER 11

BOCA PATON, FLORIDA - September 5, 1997 - Levitz Furniture Incorporated (NYSE:LFI) today announced it had filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court in the District of Delaware, Case No. 97-1842.

The Company also indicated that it had secured a debtor-in- possession (DIP) financing commitment of $260 million from a group of lenders led by B.T. Commercial Corporation. The Company said it expects to meet its day to day operating needs, including prompt payment of post petition invoices and to pay current employees wages and benefits in an ongoing manner.

Michael Bozic, Chairman and CEO said, "Over the past six months we have examined a number of alternatives to this difficult decision. Operating under Chapter 11 protection will enable the Company to continue the turnaround and repositioning efforts begun last year. It also affords us the opportunity to restructure the heavy debt load which has been consuming our cash flow, and to reorganize and strengthen our business operations."

   "As part of our planned reorganization, we will discontinue operations in the following under-performing markets: Atlanta - Cincinnati - Jacksonville - Reno - Salt Lake City - Fort Myers, and Houston and close one smaller satellite store in Potomac, VA and one in East Ft. Lauderdale. The main Ft. Lauderdale store was recently remodeled and remains a major contributor in the South Florida market."

"In spite of these difficult times, we are very optimistic about our Company's future. Chapter 11 reorganization will allow us to concentrate our efforts on building an even greater presence in our major markets as America's Leading Furniture Superstore. In addition, we will continue efforts to upgrade our furniture assortments with fashionable merchandise from quality worldwide suppliers."

"In the meantime, we expect hundreds of truckloads of furniture will leave factories over the next few days to fill customer orders and replenish inventories. We fully expect to fill all new as well as previously sold customer orders as soon as shipments arrive."

Levitz is a leading specialty retailer of furniture in the United States with a chain of warehouses, showrooms and satellite stores located in major metropolitan areas. More information about Levitz is available via the World Wide Web at http://www.levitz.com.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of Levitz. These forward-looking statements involve certain risks and uncertainties. No assurance can be given that any such matters will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(I) competitive conditions in the industry in which Levitz operates, and (II) general economic conditions that are less favorable than expected.

Contact: Patrick J. Nolan
         Sr. Vice President Finance
         561-994-5151